Exhibit (23)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-160889 and No. 333-111726) and Form S-8 (No. 333-125355, No. 333-64366, No. 333-43526, No. 333-43524, No. 333-57659 and No. 333-57729) of Eastman Kodak Company of our report dated February 26, 2009, except as it relates to Notes 25 and 26 and the effects of the retrospective adoption of FASB Statement No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51" discussed in Note 1, as to which the date is January 27, 2010, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Rochester, New York
January 28, 2010